Exhibit I

Annual Report of Cinergy Services, Inc.
For the Year Ended December 31, 2003

Schedule XV - COMPARATIVE INCOME STATEMENTS

                                               December 31, 2003
                                               --------------------------------
                                               Current
                                               Presentation
                                               --------------------
ACCOUNT        DESCRIPTION
                                               (unaudited)

               INCOME

457  Services Rendered to Associate Companies $  470,467,694       $ 470,467,694
458  Services Rendered to Nonassociate Companies        -                     -
415  Jobbing and Contract Work                          -                     -
419  Other Interest Income                         1,520,423           1,520,423

                                Total Income      471,988,117        471,988,117

               EXPENSE

568   Maintenance Supervision and Engineering -
      Transmission                                       N/A          30,000,000
586   Meter Expenses                                     N/A          14,000,000
903   Customer Records and Collection Expenses           N/A          12,000,000
920   Salaries and Wages                           236,888,670       195,888,670
921   Office Supplies and Expenses                  52,820,963        42,820,963
922   Administrative Expenses Transferred - Credit          -
923   Outside Services Employed                     40,944,914        35,944,914
924   Property Insurance                                    -                  -
925   Injuries and Damages                           2,113,661         2,113,661
926   Employee Pensions and Benefits                61,685,772        61,685,772
928   Regulatory Commission Expense                    208,624           208,624
930.1 General Advertising Expenses                    400,900            400,900
930.2 Miscellaneous General Expenses               14,705,702         14,705,702
931   Rents                                        40,557,555         40,557,555
932   Maintenance of Structures and Equipment       5,356,378          5,356,378
403, 404
      Depreciation and Amortization Expense         5,430,907          5,430,907
408   Taxes Other Than Income Taxes                13,173,570         13,173,570
409   Income Taxes                                  1,875,510          1,875,510
410   Provision for Deferred Income Taxes              68,496             68,496
411   Provision for Deferred Income Taxes - Credit (2,022,237)       (2,022,237)
411.5 Investment Tax Credit                                 -                 -
421   Miscellaneous (Income) or Loss               (2,223,903)       (2,223,903)
426.1 Donations                                             -                  -
426.5 Other Deductions                                  2,635              2,635
427   Interest on Long-term Debt                            -                  -
430   Interest on Debt to Associate Companies               -                  -
431   Other Interest Expense                                -                  -

                                Total Expense  $  471,988,117     $  471,988,117


                          NET INCOME or (LOSS) $            -                  -


* Amounts restated for illustrative purposes only. No study has been performed to separate the actual amounts to be reported in functional accounts.

N/A - Not Applicable